Exhibit 5.2

May 8, 2026

To:

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul 4, 28050

Madrid, España

Re: Banco Bilbao Vizcaya Argentaria, S.A. issue of 4.968% Senior Non-Preferred Fixed Rate Notes due 2031 (the “Notes”)

We have acted as Spanish legal counsel for Banco Bilbao Vizcaya Argentaria, S.A. (hereinafter, “BBVA” or the “Issuer”) in connection with the issuance of the above referred to Notes pursuant to the Issuer’s registration statement on Form F-3 (File No. 333-289121) filed on July 31, 2025 with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Securities Act”), as amended (the “Registration Statement”).

1.	Scope

1.1	Documents examined

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such other documents and made such inquiries with officers of BBVA as we have deemed necessary as a basis for the opinions hereinafter expressed. In particular, we have reviewed and examined copies of the following documents:

(i)

A copy of the executed senior non-preferred debt securities indenture dated as of July 31, 2025 between BBVA, as issuer, and The Bank of New York Mellon, acting (except with respect to its role as security registrar) through its London branch, as trustee (the “Trustee”), transfer agent, paying agent (the “Paying Agent”) and security registrar (the “Base Indenture”, as so amended and supplemented by the Supplemental Indenture -as defined below-, is referred to as the “Indenture”);

(ii)	A copy of the executed fourth supplemental indenture to the Base Indenture with respect to the Notes (the “Supplemental Indenture”);

(iii)	A copy of the executed underwriting agreement dated April 30, 2026 entered into among the Issuer and the underwriters named therein (jointly, the “Underwriters”) (the “Underwriting Agreement”);

(iv)

A copy of the executed pricing agreement dated April 30, 2026 (together with the Underwriting Agreement, the “Pricing Agreement” and the Pricing Agreement together with the Indenture, the “Agreements”);

(v)	a copy of the Registration Statement and the related prospectus (including the documents incorporated by reference therein) dated July 31, 2025 (hereinafter referred to as the “Base Prospectus”);

(vi)

a copy of the preliminary prospectus supplement relating to the Notes filed with the Commission on April 30, 2026 (including the documents incorporated by reference therein) (the “Preliminary Prospectus Supplement”);

(vii)

a copy of the final prospectus supplement relating to the Notes filed with the Commission on May 4, 2026 (including the documents incorporated by reference therein) (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

(viii)

a copy of the free-writing prospectus set forth in Appendix B to the Pricing Agreement (the “Pricing Term Sheet” and together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Disclosure Package”);

(ix)

A copy of the executed public deed (escritura pública) of issuance of the Notes, granted on May 4, 2026 in front of the notary public of Madrid, Mr. Rodrigo Tena Arregui, with number 694 of his public records (the “Public Deed”) and its registration with the Commercial Registry of Vizcaya (Registro Mercantil de Vizcaya) on May 7, 2026 with record number 5,047 of the corporate sheet of the Issuer open at the said commercial registry;

(x)	a copy of the executed Notes;

(xi)	a copy of the deed of incorporation of the Issuer granted on October 1, 1988, before the notary public of Bilbao Mr. José María Arriola Arana with the number 4,350 of his public records;

(xii)

a copy of the merger deed granted on January 25, 2000 before the Notary Public of Bilbao Mr. José María Arriola y Arana, registered at the Commercial Registry of Vizcaya (Registro Mercantil de Vizcaya) in volume 3858, sheet 1, page number BI-17 A and entry 1035;

(xiii)	a copy of the by-laws of the Issuer (the “By-Laws”) available on the Issuer´s corporate webpage as of the date hereof (www.bbva.com);

(xiv)

a copy of the certification (certificación) issued by Mr. Domingo Armengol Calvo, the Secretary of the Board of Directors of the Issuer as to the resolutions passed by the Board of Directors of the Issuer on November 29, 2023;

(xv)

a copy of the public deed executed before the Notary Public of Madrid, Mr. Rodrigo Tena Arregui on November 21, 2022 under number 2,462 of his official records under which BBVA granted general powers of attorney in favor of Mr. José María Caballero Cobacho, such deed being duly registered with the Commercial Registry of Vizcaya (Registro Mercantil de Vizcaya) on November 25, 2022, under Volume 6,084, Sheet 200, Entry 4,446, Page BI-17-A of the corporate sheet of the Issuer open at such commercial registry;

(xvi)

a copy of the public deed executed before the Notary Public of Madrid, Mr. Rodrigo Tena Arregui on December 18, 2015 under number 3,357 of his official records under which BBVA granted general powers of attorney in favor of Mr. Ignacio Echevarría Soriano, such deed being duly registered with the Commercial Registry of Vizcaya (Registro Mercantil de Vizcaya) on December 21, 2015, under Volume 5,539, Sheet 156, Entry 3,376, Page BI-17-A of the corporate sheet of the Issuer open at such commercial registry;

(xvii)

a copy of the public deed executed before the Notary Public of Madrid, Mr. Rodrigo Tena Arregui on 10 October 2023 under number 1,642 of his official records under which BBVA granted powers of attorney in favor of Ms. María Luisa Gómez Bravo, such deed being duly registered with the Commercial Registry of Vizcaya under Volume 6,177 Sheet 135, Entry 4,569 , Page No. BI-17-A of the corporate sheet of the Issuer open at such commercial registry;

(xviii)	an online excerpt (nota simple telemática) of the data of the Issuer issued by the Commercial Registry of Vizcaya on the date hereof; and

(xix)

search results on the date hereof for the Issuer on the website of the registers of the Bank of Spain, on the CNMV website and on the online Public Register of Insolvency Decisions (www.publicidadconcursal.es).

2.	Assumptions underlying the opinion

On issuing this opinion we assume that:

(i)

the documents we have consulted and reviewed to issue this opinion and the signatures, stamps and seals attached thereto are accurate, genuine, and complete and have not been modified or rendered null and void by any documents other than those provided by, or publicly available in, the consulted and reviewed sources;

(ii)	the copies of the documents provided to us in order to issue this opinion are true and complete copies of their originals;

(iii)	the signatures and seals appearing in the executed documents submitted to us are authentic;

(iv)

the Issuer has submitted to us all its relevant corporate records and proceedings, that such records and proceedings are truthful transcriptions of the resolutions passed, that they are validly executed, convened and held;

(v)	the By-Laws are in force on the date of this legal opinion;

(vi)

all information regarding matters of fact rendered to us by the Issuer as well as (when appropriate) by governmental officials or public registries, is accurate, complete, and up to date; and the information held at the Commercial Registry of Vizcaya (Registro Mercantil de Vizcaya) is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Regulations (Reglamento del Registro Mercantil);

(vii)

there is nothing under any law (other than the laws of Spain) that affects our opinion; in particular, we assume all necessary compliance with applicable laws of the United States of America and the several States thereof;

(viii)

the Underwriters, the Paying Agent, the Trustee and any other party different from the Issuer are duly incorporated and validly exist under the laws of their country of incorporation at the time of execution of each Agreement they are party to have the corporate power and authority to enter into and perform as provided for under the Agreements and have taken all respective and necessary corporate action to authorize the execution, delivery and performance of the Agreements and the Notes it is party to, thereby becoming legal and valid obligations binding on the parties thereto (except for the Issuer) (and are not subject to avoidance by any person) under all applicable laws and in all applicable jurisdictions (other than the laws of the Kingdom of Spain (“Spain”)) and insofar as any of such Agreements and other documents is to be performed in any jurisdiction other than Spain, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(ix)

the individuals that execute the Agreements on behalf of the parties thereto (except for the Issuer), as the case may be, have the power, and have been authorized by all necessary corporate action, to execute and deliver the Agreements;

(x)

all deeds, instruments, agreements and other documents in relation to the matters contemplated by the Agreements are within the capacity and powers of, have been validly authorized, executed and delivered by the parties thereto (except for the Issuer);

(xi)	the absence of fraud and the presence of good faith on the part of the Issuer;

(xii)

the representations and warranties (other than any representations and warranties as to which we are expressing an opinion herein) given by each of the parties to the Agreements are in each case true, accurate and complete in all respects;

(xiii)

without having made any investigation, that any provisions of the Agreements which are governed by the laws of the State of New York or any other applicable laws other than the laws of Spain constitute legal, valid, binding and enforceable obligations of the respective parties thereto under such laws;

(xiv)

there are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a document specifically examined by us for the purposes of this opinion and there are no arrangements between any of the parties to the documents which modify or supersede any of the terms thereof (it being understood that we are not aware of the existence of any such agreement or arrangement);

(xv)

insofar as any obligation under the documents examined is to be performed in, or is otherwise subject to, any jurisdiction other than Spain, their performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction; and

(xvi)	the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Pricing Term Sheet have each been filed with the Commission.

3.	Scope of the opinion

This opinion refers solely and exclusively to legal matters and is issued solely with respect to Spanish law in force on the date hereof.

4.	Opinion

(i)

The Issuer is a limited liability company (sociedad anónima) duly incorporated and validly existing under the laws of Spain. The Issuer is not in liquidation, dissolution, insolvency or similar proceedings, and no liquidator, administrator or receiver or analogous person under the laws of Spain has been appointed over all or any of the Issuer’s assets. To the best of our knowledge and based on the information available at the online Public Register of Insolvency Decisions (www.publicidadconcursal.es), no notice of commencement of insolvency proceedings has been filed in respect of the Issuer.

(ii)

The Issuer has all requisite power, capacity and authority to conduct its businesses as described in the Disclosure Package and the Prospectus, to enter into and perform its obligations under the Agreements and the Public Deed, to issue the Notes and to undertake and perform its obligations established thereunder.

(iii)

The Issuer has taken all necessary actions to approve and authorize the execution and delivery of the Agreements and the Public Deed and the issuance of the Notes and the performance of its obligations thereunder.

(iv)

The execution and delivery of the Agreements, the Public Deed and the Notes and the consummation of the transactions therein contemplated and compliance with the terms thereof do not conflict with or result in a breach of:

(a)	any provision of the By-Laws;

(b)	any present law or regulation in force in Spain;

(c)	any judicial or administrative order binding on the Issuer or its assets of which we are aware taking into account that no review or investigation on this subject has been performed; or

(d)	the principles of public policy (orden público) as these are construed in Spain as of the date of this opinion.

5.	Qualifications

This opinion is subject to the following qualifications:

(i)

We do not give any opinion with respect to any laws other than the laws of the Spanish legal system in force as of the present date. J&A Garrigues, S.L.P. acts as a Spanish law firm and does not deliver opinions in respect of any law other than Spanish law. Accordingly, this opinion is confined to Spanish law only as currently in force and as construed in Spain.

(ii)

Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, administration, moratorium or similar laws (including but not limited to eventual fraudulent transactions and the preference of creditors) and other Spanish law provisions generally affecting the rights of creditors (including the application of a claw-back period), as well as to any principles of public policy (orden público).

It should be noted that according to Articles 12.3 (related to the non- application of foreign laws contrary to public policy) and 12.4 of Royal Decree of 24 July 1889 publishing the Civil Code (Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil) (the “Spanish Civil Code”) (whereby fraud of law will be considered when a conflict of law rule is used for the purpose of avoiding the application of a mandatory Spanish law) and related legislation, the laws other than those of Spain would not be applied by Spanish courts if submission to such laws is deemed to have been made in order to avoid the application of mandatory Spanish laws, or to be contrary to public policy.

(iii)

The term “enforceable” means that the obligations assumed by the relevant party under the Agreements, the Public Deed and the Notes are of a type that the Spanish courts would enforce and it does not mean that those obligations will be necessarily enforced in all circumstances in accordance with their terms.

a.

Enforceability may be qualified by having regard to the general principle of good faith. In connection to this, the Spanish courts may not accept the enforcement of a contractual obligation if they hold that a certain right has not been exercised in good faith or has been exercised as an abuse of the law (abuso de derecho). Likewise, in conformity with Article 6.4 of the Spanish Civil Code, acts performed pursuant to the wording of a provision and pursuing a result prohibited by or contrary to the law will be deemed to have been performed in circumvention of law (fraude de ley) and will not prevent the application of the provision sought to be avoided. Accordingly, Spanish courts may refuse to uphold the termination of an agreement based on an unreasonable, inequitable or bad faith interpretation of one of its events of default.

b.

Spanish law precludes an agreement from being terminated based on the breach of obligations, undertakings or covenants which are merely ancillary or supplementary to the main undertakings of the relevant agreements and allows Spanish courts not to enforce any such termination.

c.

Spanish law rules out any contractual obligations whose validity is left at the discretion of one of the contracting parties. Therefore, Spanish courts may refuse to uphold and enforce terms and conditions of an agreement giving discretionary authority to one of the contracting parties.

d.	A Spanish court may issue an award of damages where specific performance is deemed impracticable.

e.

Spanish law limits the enforcement of fixed-penalty provisions contained in agreements, allowing Spanish courts to reduce the amount of the penalty payable when the main obligation has been partially or irregularly performed by the obligor.

f.	The exercise of the rights arising from the relevant document and the enforcement thereof is limited by the applicable statute of limitations.

g.

A counterparty can oppose to the enforcement of any right in rem before the relevant courts and obtain a suspension, a different enforcement procedure to the ones agreed upon in the relevant agreement or even a dismissal of the enforcement action.

h.

In order for certain legal rights to be enforced in Spain, certain formalities must be met (e.g. notarization of the document providing for such legal rights and the apostille of the 1961 Hague Convention).

i.	A certified translation into Spanish by a sworn translator of any document not executed in Spanish will be required to make such document admissible in evidence in Spain.

j.

Private documents provide full evidence in trial of the terms set forth therein provided that their authenticity is not contested by the party which may be harmed by them. Where the authenticity of a private document is contested, the party submitting such document may seek an expert’s authentication of handwriting or any other means of proof.

k.

In accordance with the general principles of Spanish civil procedural law (Ley de Enjuiciamiento Civil), the rules of evidence in any judicial proceeding cannot be modified by agreement of the parties. Accordingly, provisions in an agreement in which determinations by a party are to be deemed to be conclusive may not be upheld by a Spanish court. A determination, designation, calculation or certificate of one party as to any matter provided in an agreement might, in certain circumstances, be held by a Spanish court not to be final, conclusive and binding, if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in the relevant agreement to the contrary.

(iv)

Where obligations are to be performed in a jurisdiction outside Spain, they may not be enforceable in Spain to the extent that performance would be illegal under the laws of the applicable jurisdiction.

(v)

According to Article 3.2 of Law 29/2015, the Spanish Government may establish that the Spanish authorities will not cooperate with another state’s authorities when there has been a reiterated refusal of cooperation or there exists a legal prohibition precluding such cooperation by such other state’s authorities.

(vi)

Spanish law does not allow leaving the validity and performance of contractual obligations at the discretion of one of the contracting parties. Therefore, a Spanish court may not uphold or enforce terms and conditions in the Agreements, the Notes and the Public Deed giving discretionary authority to one of the parties.

(vii)

Except where otherwise expressly stated in this opinion, we have not made any independent verification of any factual matters disclosed to us in the course of our examination for the purposes of rendering this opinion. We have relied as to factual matters on the documents and the information furnished to us by BBVA. It should be understood that we have not been responsible for investigating or verifying the accuracy of facts or statements of foreign law, or the reasonableness of any statements of opinion, expectation, intention or belief contained in or represented by or in connection to the Issuer in the Registration Statement and the Disclosure Package insofar as they are not related to Spanish law or taxation or that no material facts have been omitted therefrom or the existence of any omission to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, insofar as they are not related to Spanish law or taxation.

(viii)	No opinion is expressed as to the financial or economical ability of the Issuer or out of or in connection with its obligations under the Notes and/or the Agreements.

(ix)

A Spanish court might not enforce any provision of the Agreements, the Public Deed and/or the Notes which requires any party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1,152 et seq. of the Spanish Civil Code, as the court could consider said amounts evidently excessive as a pre-estimate of damages, in case of partial or non-regular compliance of the debtor. In this event, the Court may reduce the amount of damages, pursuant to Article 1,154 of the Spanish Civil Code.

(x)

Spanish courts have exclusive jurisdiction, inter alia, with respect to matters relating to the incorporation, validity, nullity and dissolution of companies or legal entities domiciled in the Spanish territory, and to any decisions and resolutions of their corporate bodies, as well as with respect to the validity or nullity of any recordings with a Spanish register, and the recognition and enforcement in Spain of any judgment or arbitration award obtained in a foreign country.

(xi)	Claims may be or become subject to defenses of set-off or counter-claim.

(xii)	A waiver of all defenses to any proceedings may not be enforceable.

(xiii)	The ability of terminating an agreement is subject to judicial review and the Spanish courts may provide for a different remedy for the non-defaulting party.

(xiv)

Under the Royal Legislative Decree 1/2020 of May 5, which approves the recast text of the insolvency law (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la ley concursal), as amended from time to time, the declaration of insolvency of a debtor does not by itself affect the effectiveness of contracts with reciprocal outstanding obligations. Any outstanding obligations arising from said contracts, which the insolvency judge does not terminate, shall be paid from the insolvency estate (masa activa).

(xv)	Contract provisions that grant a party the right to terminate a contract in the event of insolvency are void.

(xvi)	Enforcement of clauses providing for specific performance of an obligation may be replaced by Spanish courts with a monetary compensation.

(xvii)

The fact that the powers of the Trustee to act on behalf of the holders result from the Indenture may cause certain delays in the process of enforcement of the Notes before the Spanish courts. Spain has not ratified the 1985 Hague Convention regarding trusts and their recognition as legal institutions and, therefore, there is a risk that (i) the Trustee may have to be assigned all of the rights of the holders in order to claim in Spain the entirety of the amounts due on their behalf or (ii) the Spanish court may consider the powers of attorney of the Trustee under the trust instrument are not sufficiently evidenced to the court and may require additional evidence of the empowerment, such as a sworn translation of the Indenture or other documents related to the granting of powers under New York law, which may result in a delay of the enforcement process.

(xviii)

Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon the express condition that any issues of interpretation of Spanish legal concepts arising thereunder will be governed by Spanish law.

Without prejudice to the foregoing, for the purposes of the opinions in 4 above, we have considered that the terms (i) “validly issued” means that (x) the Issuer is validly existing under the laws of Spain, and the Notes are duly authorized; (y) the actions required by Spanish corporation law to approve the issuance of the Notes have been taken; and (z) the Notes have been or will be issued in compliance with the requirements of Spanish law, the By-Laws and the resolutions approving the issuance of the Notes; and (ii) “duly authorized” means that the Issuer, under applicable law and the By-Laws, has the power to issue the Notes and has taken all corporate actions necessary to create that power.

This opinion is being furnished by us, as Spanish counsel to the Issuer, to you as a supporting document in connection with the above referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Validity of the Securities” contained in the Prospectus Supplement and in the Prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ J&A Garrigues S.L.P.